Free Writing Prospectus No.1,700 Registration Statement Nos. 333-200365; 333-200365-12 Dated July 20, 2017 Filed Pursuant to Rule 433

Morgan Stanley Finance LLC Capped GEARS

Linked to a Basket of Exchange-Traded Funds Due October 25, 2018

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Capped GEARS Linked to a Basket of Exchange-Traded Funds (the “Securities”) are unsubordinated and unsecured debt securities issued by Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The return on the Securities is linked to the performance of a weighted basket of exchange-traded funds (the “Basket”), consisting of the SPDR® S&P 500® ETF Trust (“SPY”), the iShares® Russell 2000® ETF (“IWM”), the iShares® MSCI EAFE ETF (“EFA”), the iShares® MSCI Emerging Markets ETF (“EEM”) and the SPDR® EURO STOXX 50® ETF (“FEZ”), each of which we refer to as an “Underlier” and together as the “Underliers.” If the Basket Return is positive, MSFL will repay the Principal Amount at maturity and pay a return equal to 3.0 (the “Upside Gearing”) times the Basket Return, up to a Maximum Gain of 12.75% to 13.88% (to be set on the Trade Date). If the Basket Return is zero, MSFL will repay the full Principal Amount at maturity. However, if the Basket Return is negative, you will be fully exposed to the negative Basket Return and MSFL will repay less than the full Principal Amount, if anything, resulting in a loss of principal that is proportionate to the negative Basket Return. The Securities are designed for investors who seek an opportunity to earn a return based on the performance of the Underliers up to a cap and who are willing to risk their principal and forgo current income and upside returns above the Maximum Gain in exchange for the Upside Gearing, which applies for a limited range of appreciation in the Basket at maturity. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates*

❑   Enhanced Growth Potential up to the Maximum Gain: At maturity, the Upside Gearing feature will provide leveraged exposure to any positive Basket Return, up to the Maximum Gain. If the Basket Return is negative, investors will be fully exposed to the negative Basket Return at maturity.

❑   Full Downside Market Exposure: If the Basket Return is negative, MSFL will repay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal to investors that is proportionate to the percentage decline of the value of the Basket. Accordingly, you may lose some or all of your Principal Amount. Any payment on the Securities is subject to our creditworthiness.

Trade Date Settlement Date Final Valuation Date** Maturity Date**	July 21, 2017 July 26, 2017 October 22, 2018 October 25, 2018

*    Expected

**   Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE SECURITIES MAY NOT OBLIGATE US TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. THE SECURITIES WILL HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLIERS AND THE BASKET, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Security Offering

We are offering Capped GEARS Linked to a Basket of Exchange-Traded Funds. The return on the Securities is limited to, and will not exceed, a Maximum Gain of 12.75% to 13.88%. The actual Maximum Gain for the Securities will be determined on the Trade Date. The Securities are offered at a minimum investment of 100 Securities at the price to public described below.

Basket	Basket Weighting	Upside Gearing	Basket Starting Level	Maximum Gain	CUSIP/ ISIN
SPDR® S&P 500® ETF Trust iShares® Russell 2000® ETF iShares® MSCI EAFE ETF iShares® MSCI Emerging Markets ETF SPDR® EURO STOXX 50® ETF	37% 18% 18% 12% 15%	3.0	100	12.75% to 13.88%, which corresponds to a maximum Payment at Maturity of $11.275 to $11.388 per Security	61766X368 / US61766X3686

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement and index supplement and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $9.754 per Security, or within $0.10 of that estimate. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.20	$9.80
Total	$	$	$

(1)	UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.20 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 30 of this free writing prospectus.

(2)	See “Use of Proceeds and Hedging” on page 29.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 30 of this free writing prospectus.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and an index supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated February 16, 2016: http://www.sec.gov/Archives/edgar/data/895421/000095010316011144/dp63491_424b2-seriesa.htm

t	Index supplement dated January 30, 2017: https://www.sec.gov/Archives/edgar/data/895421/000095010317000801/dp72384_424b2-insupp.htm

t	Prospectus dated February 16, 2016: http://www.sec.gov/Archives/edgar/data/895421/000095010316011142/dp63500_424b2-base.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Capped GEARS that are offered hereby. Also, references to the accompanying “prospectus”, “prospectus supplement” and “index supplement” mean the prospectus filed by MSFL and Morgan Stanley dated February 16, 2016 , the prospectus supplement filed by MSFL and Morgan Stanley dated February 16, 2016 and the index supplement filed by MSFL and Morgan Stanley dated January 30, 2017, respectively.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus is accurate as of any date other than the date on the front of the applicable document.

If the terms discussed in this free writing prospectus differ from those discussed in the prospectus supplement, index supplement or prospectus, the terms contained in this free writing prospectus will control.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10. We estimate that the value of each Security on the Trade Date will be approximately $9.754, or within $0.10 of that estimate. Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underliers. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underliers, instruments based on the Underliers, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Upside Gearing and the Maximum Gain, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underliers, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 7 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as a weighted investment in the Underliers included in the Basket.

t   You understand the characteristics of the Underliers.

t You believe the Basket will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain of between 12.75% and 13.88% (the actual Maximum Gain will be determined on the Trade Date).

t You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover of this document (the actual Maximum Gain will be set on the Trade Date).

t You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

t You do not seek current income from your investment and are willing to forgo dividends paid on the Underliers included in the Basket.

t You are willing to hold the Securities to maturity, as set forth on the cover of this free writing prospectus, and accept that there may be little or no secondary market for the Securities.

t You are willing to assume our credit risk, and understand that if we default on our obligation you may not receive any amounts due to you including any repayment of principal.

t  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t   You require an investment designed to provide a full return of principal at maturity.

t   You cannot tolerate a loss of all or a substantial portion of your investment and are not willing to make an investment that has the same downside market risk as a weighted investment in the Underliers included in the Basket.

t   You do not understand the characteristics of the Underliers.

t You believe that the level of the Basket will decline during the term of the Securities and is likely to close below the Initial Basket Level on the Final Valuation Date, or you believe the Basket will appreciate over the term of the Securities by more than the Maximum Gain.

t You seek an investment that has unlimited return potential without a cap on appreciation.

t You would be unwilling to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover of this document (the actual Maximum Gain will be set on the Trade Date).

t   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by us or another issuer with a similar credit rating.

t You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

t You seek current income from this investment or prefer to receive the dividends paid on the Underliers included in the Basket.

t You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

t You are not willing or are unable to assume our credit risk for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 6 of this free writing prospectus and “Risk Factors” beginning on page 7 of the accompanying prospectus for risks related to an investment in the Securities. For additional information about the Underliers, see the information set forth under “The SPDR® S&P 500® ETF Trust,” “iShares® Russell 2000® ETF,” “iShares® MSCI EAFE ETF,” “iShares® MSCI Emerging Markets ETF” and “SPDR® EURO STOXX 50® ETF“ on pages 16, 18, 20, 22 and 24, respectively.

Indicative Terms
Issuer	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue Price (per Security)	$10.00
Principal Amount	$10.00 per Security
Term	Approximately 1 year and 3 months

Basket	The Securities are linked to a weighted Basket of exchange-traded funds, each of which we refer to as an “Underlier.”

SPDR® S&P 500® ETF Trust (“SPY”) iShares® Russell 2000® ETF (“IWM”) iShares® MSCI EAFE ETF (“EFA”) iShares® MSCI Emerging Markets ETF (“EEM”) SPDR® EURO STOXX 50® ETF (“FEZ”)	37% 18% 18% 12% 15%

Share Underlying Index	The respective index which each Underlier generally seeks to track. Your investment is linked to a Basket that consists of the Underliers and is not linked to any Share Underlying Index.
Payment at Maturity (per Security)

MSFL will pay you a cash Payment at Maturity linked to the performance of the Basket during the term of the Securities, as follows:

If the Basket Return is greater than zero, MSFL will pay you the lesser of:

$10 + [$10 × Basket Return × Upside Gearing];

and:

$10 + [$10 × Maximum Gain].

If the Basket Return is equal to zero, MSFL will pay you the $10 Principal Amount.

If the Basket Return is negative, MSFL will pay you:

$10 + [$10 × Basket Return].

In this scenario, you will lose 1% of your Principal Amount for every 1% of negative performance of the Basket, resulting in a loss of principal proportionate to the percentage decline of the value of the Basket. Under these circumstances, you will lose some, and possibly all, of your Principal Amount.

Upside Gearing	3.0
Maximum Gain	Between 12.75% and 13.88%, which corresponds to a maximum Payment at Maturity of between $11.275 and $11.388 per Security. The actual Maximum Gain will be determined on the Trade Date.
Basket Return	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	100

Final Basket Level

On the Final Valuation Date, the Final Basket Level is calculated as:

100 × [1 + (SPY Return × 37%) +
(IWM Return × 18%) + (EFA Return × 18%) + (EEM Return × 12%) + (FEZ Return × 15%)].

Each of the returns set forth in the formula above refers to the return of the relevant Underlier, which represents the percentage change from the Initial Price for that Underlier to the Final Price for that Underlier.

Initial Price	With respect to each Underlier, the Closing Price of one share of the respective Underlier, as determined by the Calculation Agent on the Trade Date.
Final Price	With respect to each Underlier, the Closing Price of one share of the respective Underlier on the Final Valuation Date times the applicable Adjustment Factor on such date, each as determined by the Calculation Agent.
Adjustment Factor	1.0 for each of the Underliers, subject to adjustment for certain events affecting the shares of such Underlier
CUSIP/ISIN	61766X368 / US61766X3686
Calculation Agent	Morgan Stanley & Co. LLC (“MS & Co.”)
Investment Timeline

Trade Date	The Initial Prices are determined. The Initial Basket Level is set to 100. The Maximum Gain is set.

Maturity Date

The Final Prices, Final Basket Level and Basket Return are determined as of the Final Valuation Date.

If the Basket Return is greater than zero, MSFL will pay you a cash payment per Security that provides you with a return on your investment equal to the Basket Return multiplied by 3.0, subject to the Maximum Gain. MSFL will pay you per Security the lesser of:

$10 + [$10 × Basket Return × 3.0];

and:

$10 + [$10 × Maximum Gain].

If the Basket Return is equal to zero, MSFL will pay you the $10 Principal Amount per Security.

If the Basket Return is negative, MSFL will pay you less than the Principal Amount per Security, if anything, resulting in a loss of principal that is proportionate to the percentage decline of the value of the Basket, equal to:

$10 + [$10 × Basket Return]

In this scenario, you will lose some, and possibly all, of your Principal Amount.

Investing in the Securities involves significant risks. You may lose some or all of your PRINCIPAL AMOUNT. Any payment on the Securities is subject to our creditworthiness. If WE were to default on OUR payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

t	Your investment in the Securities may result in a loss of your entire initial investment. The terms of the Securities differ from those of ordinary debt securities in that we will not pay interest or guarantee the payment of any of the Principal Amount at maturity. If the Basket Return is negative, you will be fully exposed to the negative Basket Return and MSFL will pay you less than your Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the percentage decline in the value of the Basket over the term of the Securities. Accordingly, you could lose the entire Principal Amount of the Securities.

t	The appreciation potential is limited. The appreciation potential of the Securities is limited by the Maximum Gain of 12.75% to 13.88% (which corresponds to a maximum Payment at Maturity of $11.275 to $11.388 per Security). The actual Maximum Gain and maximum Payment at Maturity per Security will be determined on the Trade Date. If the Basket Return is greater than 4.25% to approximately 4.63%, your return will be limited by the Maximum Gain and you will not benefit from any Basket Return that, when multiplied by the Upside Gearing of 3.0, exceeds the Maximum Gain.

t	You may incur a loss on your investment if you sell your Securities prior to maturity. You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Underliers have not decreased from their repsective Initial Prices at the time of sale.

t	The Upside Gearing applies only if you hold the Securities to maturity. You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than 3.0 times the Basket Return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing and potentially earn up to the Maximum Gain only if you hold your Securities to maturity.

t	The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities at maturity, if any, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

t	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

t	The amount payable on the Securities is not linked to the prices of the Underliers at any time other than the Final Valuation Date. The Final Basket Level will be based on the Final Prices of the Underliers on the Final Valuation Date, subject to postponement for non-Trading Days and certain Market Disruption Events. Even if some or all of the Underliers appreciate prior to the Final Valuation Date but then drop by the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the prices of the Underliers prior to such drop. Although the actual prices of the Underliers on the stated Maturity Date or at other times during the term of the Securities may be higher than their Final Prices, the Payment at Maturity will be based solely on the Final Prices of the Underliers on the Final Valuation Date as compared to their initial prices.

t	The Securities do not pay interest. MSFL will not pay any interest with respect to the Securities over the term of the Securities.

t	The market price of the Securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market (if at all), including:

o	the price or value of each of the Underliers at any time,

o	the volatility (frequency and magnitude of changes in price or value) of each of the Underliers,

o	interest and yield rates in the market,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underliers or stock markets generally and which may affect the Final Prices,

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the stocks underlying the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF trade,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underliers, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underliers. For example, you may have to sell your Securities at a substantial discount from the Principal Amount of $10 per Security if the values of the Underliers at the time of sale are below, at or moderately above their Initial Prices or if market interest rates rise. You cannot predict the future performance of the Underliers based on their historical performance. If the Final Basket Level is less than the Initial Basket Level, you will receive at maturity an amount that is less than the $10 Principal Amount of each Security (and which could be zero) by an amount proportionate to the negative Basket Return. There can be no assurance that there will be any positive Basket Return such that you will receive at maturity an amount in excess of the Principal Amount of the Securities, or any amount at all.

t	The probability that the Final Basket Level will be less than the Initial Basket Level will depend on the volatility of the Basket. “Volatility” refers to the frequency and magnitude of changes in the level of the Basket. Higher expected volatility with respect to the Basket as of the Trade Date generally indicates a greater chance as of that date that the Final Basket Level will be less than the Initial Basket Level, which would result in a loss of some or all of your investment at maturity. However, the Basket’s volatility can change significantly over the term of the Securities. The level of the Basket could fall sharply, resulting in a significant loss of principal. You should be willing to accept the downside market risk of the Basket and the potential loss of some or all of your investment at maturity.

t	Changes in the value of one or more of the Underliers may offset changes in the values of the others. Movements in the values of the Underliers may not correlate with each other. At a time when the value of one or more Underliers increases, the values of the other Underliers may not increase as much, or may even decline. Therefore, in calculating the Basket Return, increases in the value of one or more Underliers may be moderated, or wholly offset, by lesser increases or declines in the values of the other Underliers. This will be further impacted by the different weightings of the Underliers in the Basket. Changes in the more heavily weighted Underliers will have a greater impact on the value of the Securities than changes in the lower weighted Underliers. If the Basket Return is negative, you will receive at maturity an amount that is less than the amount of your original investment in the Securities, and which could be zero.

t	No dividend payments or voting rights. Owning the Securities is not the same as owning the Underliers or the stocks comprising each Underlier’s Share Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the Underliers or stocks held by the Underliers would have.

t	Investing in the Securities is not equivalent to investing in the Underliers. Investing in the Securities is not equivalent to investing in the Underliers or investing in the component stocks of the Underliers or their respective Share Underlying Indices. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underliers or any of the component stocks of the Underliers or their respective Share Underlying Indices.

t	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 7 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this free writing prospectus will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

t	Adjustments to any of the Underliers or to the S&P 500® Index, the Russell 2000® Index, the MSCI EAFE IndexSM, the MSCI Emerging Markets IndexSM or the EURO STOXX 50® Index could adversely affect the value of the Securities. The investment advisor for each of the Underliers seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the particular Share Underlying Index. Pursuant to their investment strategy or otherwise, the applicable investment advisor can add, delete or substitute the components of such Underliers. Any of these actions could adversely affect the price of the applicable Underliers and, consequently, the value of the Securities. In addition, the publisher of each Share Underlying Index is responsible for calculating and maintaining the Share Underlying Index. The applicable index publisher may add, delete or substitute the stocks constituting the Share Underlying Index or make other methodological changes required by certain corporate events relating to the component stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Share Underlying Index. The index publisher may discontinue or suspend calculation or publication of any of the Share Underlying Indices at any time. If this discontinuance or suspension occurs following the termination of the related Underlier, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Because the Underliers are designed to track the performance of their applicable Share Underlying Indices, any of these actions could adversely affect the values of any of the Underliers and, consequently, the value of the Securities.

t	The performance and market price of the Underliers, particularly during periods of market volatility, may not correlate with the performance of their respective Share Underlying Index, the performance of the component securities of such Share Underlying Index or the net asset value per share of such Underlier. The Underliers do not fully replicate their respective Share Underlying Indices, and each may hold securities that are different than those included in its respective Share Underlying Index. In addition, the performance of each of the Underliers will reflect additional transaction costs and fees that are not included in the calculation of the Share Underlying Indices. All of these factors may lead to a lack of correlation between the performance of each of the Underliers and its respective Share Underlying Index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying each of the Underliers may impact the variance between the performance of each of the Underliers and its respective Share Underlying Index. Finally, because the shares of each of the Underliers are traded on an exchange and are subject to market supply and investor demand, the market price of one share of each of the Underliers may differ from the net asset value per share of such Underlier.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying each of the Underliers may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of each Underliers may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of each of the Underliers, and their ability to create and redeem shares of each of the Underliers may be disrupted. Under these circumstances, the market price of shares of each of the Underliers may vary substantially from the net asset value per share of each share or the level of its respective Share Underlying Index.

For all of the foregoing reasons, the performance of each of the Underliers may not correlate with the performance of its respective Share Underlying Index, the performance of the component securities of such Share Underlying Index or the net asset value per share of such Underlier.  Any of these events could materially and adversely affect the prices of each of the Underliers and, therefore, the value of the Securities.  Additionally, if market volatility or these events were to occur on the Final Valuation Date, the Calculation Agent would maintain discretion to determine whether such market volatility or events have caused a Market Disruption Event to occur, and such determination would affect the Payment at Maturity of the Securities.  If the Calculation Agent determines that no Market Disruption Event has taken place, the Payment at Maturity would be based solely on the published Closing Price per share of each of the Underliers on the Final Valuation Date, even if any of the Underliers is underperforming its respective Share Underlying Index or the component securities of such Share Underlying Index and/or trading below the net asset value per share of such Underlier.

t	The iShares® Russell 2000® ETF is subject to risks associated with small-capitalization companies. The iShares® Russell 2000® ETF seeks investment results that correspond generally to the price and yield performance of the Russell 2000® Index. The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

t	There are risks associated with investments in securities linked to the value of foreign equity securities. The iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

t	There are risks associated with investments in securities linked to the value of emerging markets equity securities. The stocks included in the iShares® MSCI Emerging Markets ETF have been issued by companies in various emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

t	The prices of certain Underliers are subject to currency exchange rate risk. Because the prices of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF, three of the Underliers, are related to the U.S. dollar value of stocks underlying such Underlier and the respective Share Underlying Indices, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities of iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. Further, currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country. The net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF, the prices of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF will be adversely affected and the Payment at Maturity on the Securities may be reduced.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments; and

o	the extent of governmental surpluses or deficits in the relevant countries and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the MSCI EAFE Index®, the MSCI Emerging Markets IndexSM and the EURO STOXX 50® Index, the United States and other countries important to international trade and finance.

t	The adjustments to the Adjustment Factors the Calculation Agent is required to make do not cover every corporate event that can affect the Underliers. Morgan Stanley & Co. LLC (“MS & Co.”), as Calculation Agent, will adjust the respective Adjustment Factor for an Underlier for certain events affecting the shares of such Underlier, such as stock splits and stock dividends, and for certain other corporate actions involving the Underliers. However, the Calculation Agent will not make an adjustment for every corporate event or every distribution that could affect the Underliers. If an event occurs that does not require the Calculation Agent to adjust an Adjustment Factor, the market price of the Securities may be materially and adversely affected. The determination by the Calculation Agent to adjust, or not to adjust, an Adjustment Factor may materially and adversely affect the market price of the Securities.

t	The Securities will not be listed on any securities exchange and secondary trading may be limited – The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the prices at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities – One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities, including trading in the Underliers or the constituent stocks of the Share Underlying Indices, in futures or options contracts on the Underliers, the Share Underlying Indices or the constituent stocks of the Share Underlying Indices, as well as in other instruments related to the Underliers or the Share Underlying Indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. MS & Co. and some of our other affiliates also trade the Underliers or the constituent stocks of the Share Underlying Indices, in futures or options contracts on the Underliers, the Share Underlying Indices or the constituent stocks of the Share Underlying Indices, as well as in other instruments related to the Underliers or the Share Underlying Indices, on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Prices of the Underliers, and, therefore, could increase the prices at or above which the Underliers must close on the Final Valuation Date so that investors do not suffer a loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Prices of the Underliers on the Final Valuation Date, and, accordingly, the amount of cash payable at maturity, if any.

t	Potential conflict of interest. As Calculation Agent, MS & Co. will determine the Initial Prices, the Maximum Gain, the Final Prices, the Final Basket Level, the Basket Return and whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events, any adjustment to an Adjustment Factor and the selection of a Successor Index or calculation of a Final Price in the event of a discontinuance of a Share Underlying Index or a Market Disruption Event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Final Valuation Date and Maturity Date,” “—Discontinuance of any Underlier and/or Share Underlying Index; Alteration of Method of Calculation,” “—Calculation Agent and Calculations” and related definitions below. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates. Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underliers to which the Securities are linked.

t	Uncertain tax treatment. Please note that the discussions in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Because the Securities are linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.” If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder in respect of the Securities could be recharacterized as ordinary income (in which case an interest charge would be imposed). U.S. investors should read the section entitled “What Are the Tax Consequences of the Securities? — Tax Consequences to U.S. Holders — Tax Treatment of the Securities — Potential Application of the Constructive Ownership Rule” in this free writing prospectus.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Payments on the Securities

The table and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Basket Level relative to the Initial Basket Level. You cannot predict the Final Basket Level or the Final Prices of any Underlier on the Final Valuation Date. You should not take these examples as an indication or assurance of the expected performance of the Basket. The examples illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, based on the following terms:

t	Initial Basket Level: 100

t	Upside Gearing: 3.0

t	Hypothetical Maximum Gain: 12.75%

Hypothetical Final Basket Level	Hypothetical Basket Return	Upside Gearing	Hypothetical Payment at Maturity	Hypothetical Return on Securities (1)
150.00	50.00%	3.0	$11.275	12.75%
140.00	40.00%	3.0	$11.275	12.75%
130.00	30.00%	3.0	$11.275	12.75%
120.00	20.00%	3.0	$11.275	12.75%
110.00	10.00%	3.0	$11.275	12.75%
105.00	5.00%	3.0	$11.275	12.75%
104.25	4.25%	3.0	$11.275	12.75%
103.00	3.00%	3.0	$10.90	9.00%
101.00	1.00%	3.0	$10.30	3.00%
100.00	0.00%	N/A	$10.00	0%
95.00	-5.00%	N/A	$9.50	-5%
90.00	-10.00%	N/A	$9.00	-10%
80.00	-20.00%	N/A	$8.00	-20%
70.00	-30.00%	N/A	$7.00	-30%
60.00	-40.00%	N/A	$6.00	-40%
50.00	-50.00%	N/A	$5.00	-50%
40.00	-60.00%	N/A	$4.00	-60%
30.00	-70.00%	N/A	$3.00	-70%
20.00	-80.00%	N/A	$2.00	-80%
10.00	-90.00%	N/A	$1.00	-90%
0	-100.00%	N/A	$0.00	-100%

(1) The “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per Security to the Issue Price of $10.00 per Security.

Example 1— The level of the Basket increases to a Final Basket Level of 103. The Basket Return is equal to (103 –100) / 100, or 3%. Because the Basket Return is greater than zero, the Payment at Maturity for each $10 Principal Amount of Securities is calculated as the lesser of:

$10 + [$10 × Basket Return × Upside Gearing], or $10 + [$10 × 3% × 3.0] = $10.90; and
$10 + [$10 × Maximum Gain], or $10 + [$10 × 12.75%] = $11.275.

The Payment at Maturity is, therefore, $10.90.

Example 2— The level of the Basket increases to a Final Basket Level of 130. The Basket Return is equal to (130 –100) / 100, or 30%. Because the Basket Return is greater than zero, the Payment at Maturity for each $10 Principal Amount of Securities is calculated as the lesser of:

(A) $10 + [$10 × Basket Return × Upside Gearing], or $10 + [$10 × 30% × 3.0] = $19.00; and
(B) $10 + [$10 × Maximum Gain], or $10 + [$10 × 12.75%] = $11.275.

The Payment at Maturity is, therefore, $11.275.

Example 3— The level of the Basket decreases to a Final Basket Level of 40. The Basket Return is equal to (40 –100) / 100, or -60%. Because the Basket Return is less than zero, the Payment at Maturity for each $10 Principal Amount of Securities is equal to $10 + [$10 × Basket Return], or $10 + [$10 × -60%] = $4, representing a 60% loss on the initial investment.

If the Basket Return is negative, you will be fully exposed to the negative Basket Return, resulting in a loss of principal that is proportionate to the percentage decline in the value of the Basket, and you will lose some or all of your Principal Amount at maturity.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this free writing prospectus and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

t	purchase the Securities in the original offering; and

t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities or commodities;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts; or

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

In addition, we will not attempt to ascertain whether any basket component is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any of the basket components were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the Securities. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the basket components and consult your tax adviser regarding the possible consequences to you if any basket component is or becomes a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this free writing prospectus, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Potential Application of the Constructive Ownership Rule. Because the Securities are linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction” under Section 1260 of the Code. If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Securities could be recharacterized as ordinary income (the “Recharacterized Gain”), in which case an interest charge will be imposed. The amount of Recharacterized Gain (if any) that would be treated as ordinary income in respect of a Security will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of a Security over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code). Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.” As a result of the terms of the Securities, such as the leveraged upside payment, it is unclear how to calculate the amount of Recharacterized Gain if an investment in the Securities were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Securities. U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the

Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA and to the discussion above regarding Section 897). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt securities issued before January 1, 2018 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. If the Securities were recharacterized as debt instruments, this legislation would apply to any payment of amounts treated as interest. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

The SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF Trust (formerly SPDR Trust, Series 1), or SPY, formed by PDR Services LLC, is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S&P 500® Index. SPY seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by SPY pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-46080 and 811-06125, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that such publicly available information regarding the SPDR® S&P 500® ETF is accurate or complete.

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with SPDR® S&P 500® ETF Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to SPDR® S&P 500® ETF Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlier. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of SPDR® S&P 500® ETF Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

“Standard & Poor’s®,” “S&P®,” “S&P 500®” and “SPDR®” are trademarks of Standard & Poor’s Financial Services LLC, an affiliate of The McGraw-Hill Companies, Inc. (“MGH”). The Securities are not sponsored, endorsed, sold, or promoted by S&P, MGH or SPY. S&P, MGH and SPY make no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. S&P, MGH and SPY have no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The SPDR® S&P 500® ETF Trust Historical Information

The following table sets forth the published high and low Closing Prices, as well as the end-of-quarter Closing Prices, of the SPDR® S&P 500® ETF Trust for each quarter in the period from January 1, 2012 through July 18, 2017. The Closing Price of the SPDR® S&P 500® ETF Trust on July 18, 2017 was $245.66. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices of the SPDR® S&P 500® ETF Trust should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the SPDR® S&P 500® ETF Trust on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2012	3/31/2012	141.61	125.50	140.72
4/1/2012	6/30/2012	141.79	128.10	136.27
7/1/2012	9/30/2012	147.24	133.51	143.93
10/1/2012	12/31/2012	146.27	135.70	142.52
1/1/2013	3/31/2013	156.73	142.52	156.55
4/1/2013	6/30/2013	167.11	154.14	160.01
7/1/2013	9/30/2013	173.14	161.16	168.10
10/1/2013	12/31/2013	184.67	165.48	184.67
1/1/2014	3/31/2014	188.26	174.15	187.04
4/1/2014	6/30/2014	196.48	181.48	195.72
7/1/2014	9/30/2014	201.82	190.99	197.02
10/1/2014	12/31/2014	208.72	186.27	205.50
1/1/2015	3/31/2015	211.99	198.97	206.43
4/1/2015	6/30/2015	213.50	205.42	205.85
7/1/2015	9/30/2015	212.59	187.27	191.63
10/1/2015	12/31/2015	211.00	192.13	203.89
1/1/2016	3/31/2016	206.10	183.03	205.56
4/1/2016	6/30/2016	212.39	199.53	209.53
7/1/2016	9/30/2016	219.09	208.39	216.30
10/1/2016	12/31/2016	227.76	208.55	223.53
1/1/2017	3/31/2017	239.78	223.53	235.74
4/1/2017	6/30/2017	244.66	232.51	241.80
7/1/2017	7/18/2017*	245.66	240.55	245.66

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the SPDR® S&P 500® ETF Trust from January 1, 2008 through July 18, 2017, based on information from Bloomberg. Past performance of the SPDR® S&P 500® ETF Trust is not indicative of the future performance of the SPDR® S&P 500® ETF Trust.

The iShares® Russell 2000® ETF

The iShares® Russell 2000® ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. The iShares® Russell 2000® ETF is managed by iShares Trust (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000® ETF. Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that such publicly available information regarding the iShares® Russell 2000® ETF is accurate or complete.

The Russell 2000® Index. The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

iShares® Russell 2000® ETF Historical Information

The following table sets forth the published high and low Closing Prices, as well as the end-of-quarter Closing Prices, of the iShares® Russell 2000® ETF for each quarter in the period from January 1, 2012 through July 18, 2017. The Closing Price of the iShares® Russell 2000® ETF on July 18, 2017 was $141.69. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices of the iShares® Russell 2000® ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the iShares® Russell 2000® ETF on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2012	3/31/2012	84.41	73.69	82.85
4/1/2012	6/30/2012	83.79	73.64	79.65
7/1/2012	9/30/2012	86.40	76.68	83.46
10/1/2012	12/31/2012	84.69	76.88	84.29
1/1/2013	3/31/2013	94.80	84.29	94.26
4/1/2013	6/30/2013	99.51	89.58	97.16
7/1/2013	9/30/2013	107.10	98.08	106.62
10/1/2013	12/31/2013	115.31	103.67	115.31
1/1/2014	3/31/2014	119.83	108.64	116.34
4/1/2014	6/30/2014	118.81	108.88	118.81
7/1/2014	9/30/2014	120.02	109.35	109.35
10/1/2014	12/31/2014	121.08	104.30	119.67
1/1/2015	3/31/2015	126.03	114.69	124.35
4/1/2015	6/30/2015	129.01	120.85	124.86
7/1/2015	9/30/2015	126.31	107.53	109.20
10/1/2015	12/31/2015	119.85	109.01	112.51
1/1/2016	3/31/2016	112.51	94.80	110.62
4/1/2016	6/30/2016	118.43	108.69	114.97
7/1/2016	9/30/2016	125.70	113.69	124.21
10/1/2016	12/31/2016	138.31	115.00	134.85
1/1/2017	3/31/2017	140.36	133.75	137.48
4/1/2017	6/30/2017	142.10	133.72	140.92
7/1/2017	7/18/2017*	142.10	139.14	141.69

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the iShares® Russell 2000® ETF from January 1, 2008 through July 18, 2017, based on information from Bloomberg. Past performance of the iShares® Russell 2000® ETF is not indicative of the future performance of the iShares® Russell 2000® ETF.

The iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE IndexSM. The iShares® MSCI EAFE ETF is managed by iShares Trust, a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that such publicly available information regarding the iShares® MSCI EAFE ETF is accurate or complete.

The MSCI EAFE IndexSM. The MSCI EAFE IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”). The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. For additional information about the MSCI EAFE Index,SM see the information set forth under “MSCI EAFE IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The iShares® MSCI EAFE ETF Historical Information

The following table sets forth the published high and low Closing Prices, as well as the end-of-quarter Closing Prices, of the iShares® MSCI EAFE ETF for each quarter in the period from January 1, 2012 through July 18, 2017. The Closing Price of the iShares® MSCI EAFE ETF on July 18, 2017 was $66.25. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices of the iShares® MSCI EAFE ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the iShares® MSCI EAFE ETF on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2012	3/31/2012	55.80	49.15	54.90
4/1/2012	6/30/2012	55.51	46.55	49.96
7/1/2012	9/30/2012	55.15	47.62	53.00
10/1/2012	12/31/2012	56.88	51.96	56.82
1/1/2013	3/31/2013	59.89	56.82	58.98
4/1/2013	6/30/2013	63.53	57.03	57.38
7/1/2013	9/30/2013	65.05	57.55	63.79
10/1/2013	12/31/2013	67.06	62.71	67.06
1/1/2014	3/31/2014	68.03	62.31	67.17
4/1/2014	6/30/2014	70.67	66.26	68.37
7/1/2014	9/30/2014	69.25	64.12	64.12
10/1/2014	12/31/2014	64.51	59.53	60.84
1/1/2015	3/31/2015	65.99	58.48	64.17
4/1/2015	6/30/2015	68.42	63.49	63.49
7/1/2015	9/30/2015	65.46	56.25	57.32
10/1/2015	12/31/2015	62.06	57.50	58.75
1/1/2016	3/31/2016	58.75	51.38	57.13
4/1/2016	6/30/2016	59.87	52.64	55.81
7/1/2016	9/30/2016	59.86	54.44	59.13
10/1/2016	12/31/2016	59.20	56.20	57.73
1/1/2017	3/31/2017	62.60	57.73	62.29
4/1/2017	6/30/2017	67.22	61.44	65.20
7/1/2017	7/18/2017*	66.32	64.83	66.25

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the iShares® MSCI EAFE ETF from January 1, 2008 through July 18, 2017, based on information from Bloomberg. Past performance of the iShares® MSCI EAFE ETF is not indicative of the future performance of the iShares® MSCI EAFE ETF.

The iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM. The iShares® MSCI EAFE ETF is managed by iShares Trust, a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that such publicly available information regarding the iShares® MSCI Emerging Markets ETF is accurate or complete.

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets IndexSM is described in “MSCI Emerging Markets IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The iShares® MSCI Emerging Markets ETF Historical Information

The following table sets forth the published high and low Closing Prices, as well as the end-of-quarter Closing Prices, of the iShares® MSCI Emerging Markets ETF for each quarter in the period from January 1, 2012 through July 18, 2017. The Closing Price of the iShares® MSCI Emerging Markets ETF on July 18, 2017 was $43.35. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices of the iShares® MSCI Emerging Markets ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the iShares® MSCI Emerging Markets ETF on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2012	3/31/2012	44.76	37.94	42.94
4/1/2012	6/30/2012	43.54	36.68	39.19
7/1/2012	9/30/2012	42.37	37.42	41.32
10/1/2012	12/31/2012	44.35	40.14	44.35
1/1/2013	3/31/2013	45.20	41.80	42.78
4/1/2013	6/30/2013	44.23	36.63	38.57
7/1/2013	9/30/2013	43.29	37.34	40.77
10/1/2013	12/31/2013	43.66	40.44	41.77
1/1/2014	3/31/2014	41.77	37.09	40.99
4/1/2014	6/30/2014	43.95	40.82	43.23
7/1/2014	9/30/2014	45.85	41.56	41.56
10/1/2014	12/31/2014	42.44	37.73	39.29
1/1/2015	3/31/2015	41.07	37.92	40.13
4/1/2015	6/30/2015	44.09	39.04	39.62
7/1/2015	9/30/2015	39.78	31.32	32.78
10/1/2015	12/31/2015	36.29	31.55	32.19
1/1/2016	3/31/2016	34.28	28.25	34.25
4/1/2016	6/30/2016	35.26	31.87	34.36
7/1/2016	9/30/2016	38.20	33.77	37.45
10/1/2016	12/31/2016	38.10	34.08	35.01
1/1/2017	3/31/2017	39.99	35.01	39.39
4/1/2017	6/30/2017	41.93	38.81	41.39
7/1/2017	7/18/2017*	43.42	41.05	43.35

* Available information for the indicated period includes data for less than the entire calendar quarter, and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period.

The graph below illustrates the performance of the iShares® MSCI Emerging Markets ETF from January 1, 2008 through July 18, 2017, based on information from Bloomberg. Past performance of the iShares® MSCI Emerging Markets ETF is not indicative of the future performance of the iShares® MSCI Emerging Markets ETF.

The SPDR® EURO STOXX 50® ETF

The SPDR® EURO STOXX 50® ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the EURO STOXX 50® Index. The SPDR® EURO STOXX 50® ETF is managed by SPDR® Index Shares Funds, a registered investment company that consists of numerous separate investment portfolios, including the SPDR® EURO STOXX 50® ETF. Information provided to or filed with the Commission by SPDR® Index Shares Funds pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92106 and 811-21145, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that such publicly available information regarding the SPDR® EURO STOXX 50® ETF is accurate or complete.

The EURO STOXX 50® Index. The EURO STOXX 50® Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with SPDR® Index Shares Funds. In the course of such business, we and/or our affiliates may acquire non-public information with respect to SPDR® Index Shares Funds, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of SPDR® Index Shares Funds as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

“SPDR®” is a trademark of Standard & Poor’s Financial Services LLC, an affiliate of The McGraw-Hill Companies, Inc. (“MGH”). The Securities are not sponsored, endorsed, sold, or promoted by S&P, MGH or FEZ. S&P, MGH and FEZ make no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. S&P, MGH and FEZ have no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The SPDR® EURO STOXX 50® ETF Historical Information

The following table sets forth the published high and low Closing Prices, as well as the end-of-quarter Closing Prices, of the SPDR® EURO STOXX 50® ETF for each quarter in the period from January 1, 2012 through July 18, 2017. The Closing Price of the SPDR® EURO STOXX 50® ETF on July 18, 2017 was $39.22. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices of the SPDR® EURO STOXX 50® ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the SPDR® EURO STOXX 50® ETF on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2012	3/31/2012	33.92	28.59	32.46
4/1/2012	6/30/2012	32.76	25.83	28.22
7/1/2012	9/30/2012	33.41	25.47	31.03
10/1/2012	12/31/2012	34.79	30.54	34.66
1/1/2013	3/31/2013	36.40	32.78	33.04
4/1/2013	6/30/2013	36.58	32.44	33.11
7/1/2013	9/30/2013	39.13	32.80	38.38
10/1/2013	12/31/2013	42.20	38.48	42.20
1/1/2014	3/31/2014	42.66	38.94	42.66
4/1/2014	6/30/2014	45.11	42.16	43.27
7/1/2014	9/30/2014	43.81	39.26	39.70
10/1/2014	12/31/2014	39.70	35.94	36.86
1/1/2015	3/31/2015	39.67	34.86	38.82
4/1/2015	6/30/2015	40.71	37.43	37.43
7/1/2015	9/30/2015	39.59	33.18	33.85
10/1/2015	12/31/2015	37.05	33.74	34.43
1/1/2016	3/31/2016	34.43	29.92	33.23
4/1/2016	6/30/2016	34.75	29.18	31.15
7/1/2016	9/30/2016	33.81	29.88	32.76
10/1/2016	12/31/2016	33.46	31.08	33.46
1/1/2017	3/31/2017	36.54	33.46	36.35
4/1/2017	6/30/2017	40.18	35.55	38.47
7/1/2017	7/18/2017*	39.46	38.39	39.22

*  Available information for the indicated period includes data for less than the entire calendar quarter, and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period.

The graph below illustrates the performance of the SPDR® EURO STOXX 50® ETF from January 1, 2008 through July 18, 2017, based on information from Bloomberg. Past performance of the SPDR® EURO STOXX 50® ETF is not indicative of the future performance of the SPDR® EURO STOXX 50® ETF.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms used in this free writing prospectus below:

t	“Share Underlying Index” means each of the S&P 500® Index, the Russell 2000® Index, the MSCI EAFE IndexSM, the MSCI Emerging Markets IndexSM or the EURO STOXX 50® Index, which are the indices that the Underliers respectively generally seek to track.

t	“Closing Price” for an Underlier (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means, subject to the provisions set out under “Discontinuance of any Underliers and/or Share Underlying Indices; Alteration of Method of Calculation” below:

o	if such Underlier (or any such other security) is listed on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Underlier (or any such other security) are listed,

o	if such Underlier (or any such other security) is securities of NASDAQ, the official closing price published by NASDAQ on such day, or

o	if such Underlier (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Underlier (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Underlier (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to such Underlier (or any such other security) or the last reported sale price or the official Closing Price published by NASDAQ, as applicable, for such Underlier (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Underlier (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. This definition of “Closing Price” is subject to the provisions under “—Discontinuance of the Underlier and/or Share Underlying Indices; Alteration of Method of Calculation” below.

t	“Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

t	“Market Disruption Event” means, with respect to any Underlier:

(i)	the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of such Underlier on the primary market for such Underlier for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Underlier as a result of which the reported trading prices for such Underlier during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such Underlier, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, or

(b) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the Share Underlying Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Share Underlying Index or such Underlier for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market,

In each case, as determined by the Calculation Agent in its sole discretion; and

(ii)	a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in a Share Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such Share Underlying Index shall be based on a comparison of (x) the portion of the level of such Share Underlying Index attributable to that security relative to (y) the overall level of such Share Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in a Underlier or in the futures or options contract related to a Share Underlying Index or Underlier will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on such Share Underlying Index or such Underlier by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to a Share Underlying Index or such Underlier and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to a Share Underlying Index or such Underlier are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t	“Relevant Exchange” means the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in any Share Underlying Index or any Successor Index.

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not a Trading Day with respect to any Underlier or if a Market Disruption Event occurs on the Final Valuation Date with respect to any Underlier, the Closing Price with respect to each such affected Underlier (but not the unaffected Underliers) will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to such affected Underlier. The Final Basket Level will be determined on the date on which the Closing Price for each of the Underliers for the Final Valuation Date has been determined; provided that the Closing Price for any affected Underlier will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Final Valuation Date, and if such date is not a Trading Day or if there is a Market Disruption Event with respect to the affected Underlier on such date, the Calculation Agent will determine the Closing Price of the affected Underlier on such date as the mean of the bid prices for a share of the affected Underlier for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Final Valuation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Final Valuation Date as postponed.

Antidilution Adjustments for Securities linked to Exchange-Traded Funds

If the shares of any Underlier are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Underlier will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one ETF share. No such adjustment to an Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

o	no quotation of the kind referred to above is obtained, or

o	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of any Underlier and/or Share Underlying Index; Alteration of Method of Calculation

If trading in any Underlier on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the exchange-traded fund relating to any Underlier is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Closing Price of such Underlier on the Final Valuation Date following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Share Underlying Index (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating the Share Underlying Index following such Discontinuance or Liquidation Event) times (ii) a fraction, the numerator of which is the Closing Price of such Underlier and the denominator of which is the closing value of the Share Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Closing Price of such Underlier was available.

If, subsequent to a Discontinuance or Liquidation Event, the index publisher of the relevant Share Underlying Index discontinues publication of the Share Underlying Index and the index publisher of the Share Underlying Index or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Share Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day, and, to the extent the value of the Successor Index differs from the value of the Share Underlying Index at the time of such substitution, proportionate adjustments shall be made by the Calculation Agent for purposes of calculating payments on the Securities.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, the index publisher of the relevant Share Underlying Index discontinues publication of the Share Underlying Index prior to, and such discontinuance is continuing on, the Final Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for such date. The Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the relevant Share Underlying Index last in effect prior to such discontinuance, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Share Underlying Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Share Underlying Index may adversely affect the value of the Securities.

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation.

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Initial Prices, the Final Prices, the Final Basket Level, the Basket Return and the Payment at Maturity, if any.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., ..9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Price or whether a Market Disruption Event has occurred. See “—Discontinuance of any Underlier and/or Underlying Index; Alteration of Method of Calculation,” and the definition of Market Disruption Event. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this free writing prospectus, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Form of Securities—The Depositary” in the accompanying prospectus supplement and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the Underliers or the constituent stocks of the Share Underlying Indices, in futures or options contracts on the Underliers, the Share Underlying Indices or the constituent stocks of the Share Underlying Indices, as well as in other instruments related to the Underliers or the Share Underlying Index that they may wish to use in connection with such hedging. Such purchase activity could increase the Initial Prices of the Underliers, and, therefore, could increase the prices at or above which the Underliers must close on the Final Valuation Date so that you do not suffer a loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Valuation Date, by purchasing and selling the Underliers or the constituent stocks of the Share Underlying Indices, futures or options contracts on the Underliers, the Share Underlying Indices or the constituent stocks of the Share Underlying Index, as well as other instruments related to the Underliers or the Share Underlying Index that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the prices of the Underliers, and, therefore, adversely affect the value of the Securities or the amount payable at maturity, if any.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.20 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities, including the level of the Maximum Gain, such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities, the Underliers or the constituent stocks of the Share Underlying Indices in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.